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                                                                      Exhibit 15

August 25, 1999


Board of Trustees and Shareholders
of ProLogis Trust:

We are aware that ProLogis Trust has incorporated by reference in its Registration Statement Nos. 33-91366, 33-92490, 333-4961, 333-31421, 333-39797,
333-38515, 333-52867, 333-26597 and 333-79813 its Forms 10-Q for the quarters ending March 31, 1999 and June 30, 1999, which include our reports dated May 13, 1999 and August 11, 1999 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), those reports are not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



Very truly yours,



/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP